Exhibit 99.3

NONQUALIFIED STOCK OPTION AGREEMENT

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Participant:	Heather Pomerantz

Grant Date:	January 12, 2020

Per Share Exercise Price:	$60.70

Number of Shares subject to the Option:	15,000

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THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Freshpet, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above;

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the Option (as defined in Section 2 hereof) to the Participant;

WHEREAS, the Option is being granted outside of the Freshpet, Inc. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”); and

WHEREAS, the Option is intended to qualify as an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4);

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.          Incorporation By Reference; Plan Document Receipt. Notwithstanding that the Option is being granted outside of the Plan, this Agreement shall be administered by the Committee and is otherwise subject in all respects to the following terms and provisions of the Plan: Article I, Article II, Article III, Section 4.2, Section 4.3, Article V, Article VI, Article XI, Article XII, Article XIII, and Article XIV, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan, provided that “Award,” “Non-Qualified Stock Option,” and “Stock Option” shall include the Option. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.          Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, a Non‑Qualified Stock Option (the “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.          Vesting and Exercise.

(a)          Vesting. Subject to the provisions of Sections 3(b) and 3(c) hereof, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vesting Date	Number of Shares
January 12, 2021	5,000
January 12, 2022	5,000
January 12, 2023	5,000

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date. Upon expiration of the Option, the Option shall be cancelled and no longer exercisable.

(b)          Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.

(c)          Change in Control. If the Participant incurs a Termination by the Company without Cause within two (2) years following a Change in Control, the tranche of the Option scheduled to vest on the next vesting date following such Termination shall immediately vest and become exercisable upon such Termination.

(d)          Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4.          Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:

(a)          Termination due to Death or Disability. In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof; provided, however, that in the case of a Termination due to Disability, if the Participant dies within such one (1) year exercise period, any unexercised Option held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(b)          Involuntary Termination without Cause. In the event of the Participant’s involuntary Termination by the Company without Cause, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(c)          Voluntary Resignation. In the event of the Participant’s voluntary Termination (other than a voluntary Termination described in Section 4(d) hereof), the vested portion of the Option shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(d)          Termination for Cause. In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination (as provided in Section 4(c) hereof) after an event that would be grounds for a Termination for Cause, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination.

(e)          Treatment of Unvested Options upon Termination. Any portion of the Option that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5.          Method of Exercise and Payment. Subject to Section 8 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised.

6.          Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement or the Plan shall be null and void and without legal force or effect.

7.          Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.          Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may, with the consent of the Committee, be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable upon exercise of the Option.

9.          Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.          Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11.          No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

12.          Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

13.          Compliance with Laws. The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.          Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.          Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.          Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.          Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.          Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.          Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, and this Agreement does not amend the Plan; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

21.          Restrictive Covenants.

(a)          Confidentiality. During the course of the Participant’s employment with the Company, the Participant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Participant during the Participant’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Participant hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Participant’s conduct imposed by the provisions of this Agreement who, in each case, agree to keep such information confidential.

(b)          Noncompetition. The Participant acknowledges that (i) the Participant will continue to perform services of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Participant has had and will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Affiliates, (iii) in the course of the Participant’s employment by a competitor, the Participant would inevitably use or disclose such Confidential Information, and (iv) the Participant has generated and will generate goodwill for the Company and its Affiliates in the course of the Participant’s employment. Accordingly, during the Participant’s employment hereunder and for a period of twelve (12) months thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a “Competitive Business” (as defined below), in any locale of any country in which the Company conducts its business. For purposes hereof, the term “Competitive Business” means the business of manufacturing, selling or distributing either (x) fresh, refrigerated, frozen or raw pet food, or (y) dry pet food with more than thirty percent (30%) meat content. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Subsidiaries or direct Affiliates, so long as the Participant has no active participation in the business of such corporation.

(c)          Nonsolicitation; Noninterference. During the Participant’s employment with the Company and for a period of twelve (12) months thereafter, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its Subsidiaries or direct Affiliates to purchase goods or services then sold by the Company or any of its Subsidiaries or direct Affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its Subsidiaries or direct Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Subsidiaries or direct Affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 21(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 21(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

(d)          Nondisparagement. Both during the Participant’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for Termination, the Participant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Participant’s duties to the Company while the Participant is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)          Inventions. a) The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Participant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Participant, solely or jointly with others, during the period of the Participant’s employment with the Company, or (B) suggested by any work that the Participant performs in connection with the Company, either while performing the Participant’s duties with the Company or on the Participant’s own time, but only insofar as the Inventions are related to the Participant’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Participant will surrender them upon the the Participant’s Termination, or upon the Company’s request. The Participant will assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the period of the Participant’s employment with the Company, together with the right to file, in the Participant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to the period of the Participant’s employment with the Company, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Participant from the Company. The Participant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Participant from the Company, but entirely at the Company’s expense.

(ii)          In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Participant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Participant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Company that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to the Company.

(f)          Return of Company Property. On the date of the Participant’s Termination (or at any time prior thereto at the Company’s request), the Participant shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Participant may retain the Participant’s rolodex and similar address books provided that such items only include contact information.

(g)          Reasonableness of Covenants. In signing this Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Agreement. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that the Participant will reimburse the Company and its Affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if either the Company and/or its Affiliates prevails on any material issue involved in such dispute or if the Participant challenges the reasonableness or enforceability of any of the provisions of this Agreement. It is also agreed that each of the Company’s Affiliates will have the right to enforce all of the Participant’s obligations to that Affiliate under this Agreement.

(h)          Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)          Tolling. In the event of any violation of the provisions of this Agreement, the Participant acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)          Survival. The obligations contained in this Section 21 shall survive the the Participant’s Termination and the date on which the Participant no longer holds, directly or indirectly, any equity securities in the Company, and shall be fully enforceable thereafter in accordance with the terms hereof.

(k)          Remedies. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 21 would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In addition, in the event of any violation by the Participant of this Section 21, (i) any portion of the Option outstanding at the time of such violation shall be deemed to have been immediately forfeited and cancelled as of the date of such violation without any consideration being paid therefor and otherwise without any further action of the Company whatsoever, (ii) all Option Shares that are then outstanding and held by the Participant will be immediately forfeited in exchange for a refund of a cash amount equal to the lesser of (x) the original exercise price or purchase price (as applicable), if any, for such Option Shares, and (y) the Fair Market Value of the Option Shares as of the date of such forfeiture, and (iii) the Company shall be entitled to recover from the Participant, and the Participant shall pay over to the Company, an amount equal to any “net gain” realized pursuant to the Option (whether at the time of exercise, a subsequent sale of the Option Shares or otherwise) during the one (1)-year period prior to such violation. For this purpose, “net gain” means an amount equal to the gain realized pursuant to the Option, less any brokerage or transaction expenses and taxes incurred as a result of such gain.

(l)          Defense of Trade Secret Act Notification. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(m)          Protected Rights. The Participant understands that nothing contained in this Agreement limits the Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). The Participant further understands that this Agreement does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Participant’s right to receive an award for information provided to any Government Agencies.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Grant Date.

FRESHPET, INC.

By:	/s/ Stephen Macchiaverna

Name:	Stephen Macchiaverna

Title:	SVP, Controller & Secretary

PARTICIPANT

By:	/s/ Heather Pomerantz

Name:	Heather Pomerantz